EXHIBIT 99.1

For Immediate Release	Contacts:	Variflex, Inc.
Petar Katurich
805/523-0322

Sitrick And Company
Jeff Lloyd
310/788-2850

Variflex Reports First Quarter Results

MOORPARK, California, — December 10, 2003 —Variflex, Inc. (Nasdaq: VFLX), a leading provider of recreational consumer products, today reported the results for the first fiscal quarter ended October 31, 2003. The Company reported a net loss for the quarter of $477,000 or ($0.10) per diluted share, on net sales of $12.1 million, compared to net income of $11,000, or ($0.00) per diluted share, on net sales of $12.6 million for the first quarter of the previous fiscal year.

The Company said revenue declined 4 percent from the comparable period a year ago as a result of a 29 percent decline in the action sport category and 34 percent in the protective product category. The declines in these categories were largely offset by an increase in revenue of 47 percent in the outdoor products category. While the outdoor products category continues to show revenue growth, margins for this category have been impacted by competitive pricing pressures and an increase in “direct” shipments from overseas suppliers, which typically carry lower margins.

“We foresee improving revenue in the action sport and protective product categories in the third and fourth fiscal quarters of this year, as we sell products utilizing the recently acquired “World Industries”® and “Shrek II”® licenses,” stated Jay Losi, Variflex’s Chief Executive Officer. “We continue to be encouraged by our overall product development and sales efforts, as large customers continue to increase the number of our products they are carrying,” Losi added.

He noted that the Company continues to maintain a strong balance sheet with $18.3 million in cash and cash equivalents, $29.1 million in working capital, and minimum long term debt.

Variflex, Inc. designs and develops specialty consumer products that are manufactured to the Company’s detailed specifications by independent contractors, and are then distributed in the U.S. and worldwide through the Company’s established retail distribution network. Variflex benefits from sales of its core sporting goods products through licensing agreements carrying the

“World Industries”®, “Rocket Power”®, “SpongeBob Square Pants”®, “Jimmy Neutron”®, “Fairly Odd Parents”® and “Shrek II”® brand names. Current products include in-line skates, skateboards, recreational protective equipment (such as wrist guards, elbow pads and kneepads used by skaters and skateboarders), helmets, instant canopies, trampolines and bike accessories.

This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and phrases such as “foresee improving”, and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Future results may be adversely affected by various factors including a continuation of the general economic and consumer spending slowdown and of the pervasive weakness throughout the retail industry; the risk that the Company may not continue to expand and diversify its business and product lines; the risk of loss of one or more of the Company’s major customers; the risk that the Company may not be able to continue to provide its products at prices that are competitive or that it can continue to design and market products that appeal to consumers even if its products are price competitive. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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Note: Tables Follow

VARIFLEX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended October 31
	(unaudited)
	2003	2002
Net sales	$12,081	$12,601
Cost of goods sold	10,706	10,711

Gross profit	1,375	1,890

Operating expenses:
Selling and marketing	520	604
General and administrative	1,364	1,308

Total operating expenses	1,884	1,912

Loss from operations	(509)	(22)

Other income (expense):
Interest expense	(17)	(20)
Interest income and other	49	53

Total other income (expense)	32	33

Income (loss) before income taxes	(477)	11
Provision for income taxes

Net income (loss)	($477)	$11

Net income (loss) per share of common stock:
Basic	($0.10)	$0.00

Diluted	($0.10)	$0.00

Weighted average shares outstanding:
Basic	4,603	4,603

Diluted	4,603	4,603